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Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

by and among

TRILOGY, INC.,

V ACQUISITION, INC.

and

VERSATA, INC.

December 7, 2005

INDEX OF DEFINED TERMS

Page
Acceptance Date	38
Acquisition Proposal	31
Agreement	1
Alternative Acquisition Agreement	33
Alternative Transaction	32
Antitrust Laws	35
Bylaws	10
CERCLA	18
Certificate of Incorporation	10
Certificate of Merger	5
Certificates	8
Closing	5
Code	9
Company	1
Company Adverse Recommendation Change	33
Company Authorizations	15
Company Balance Sheet Date	14
Company Capital Stock	11
Company Common Stock	1
Company Disclosure Schedule	10
Company Financial Statements	13
Company Preferred Stock	11
Company SEC Documents	13
Company Transaction Costs	A-3
Confidentiality Provisions	34
Contemplated Transactions	1
Contracts	12
DGCL	5
Dissenting Shares	8
Dissenting Stockholder	8
EDGAR	13
Effective Time	5
Employee Benefit Plans	21
Environmental and Safety Laws	18
ERISA	21
ERISA Affiliate	22
ESPP	6
Exchange Act	1
Financial Advisor	4
GAAP	13
Governmental Entity	13
Hazardous Materials	18
Indemnified Parties	36
Initial Expiration Date	2
Intellectual Property	16
Knowledge	11
Leased Real Property	16

Liens	10
Material Adverse Change	A-3
Material Adverse Effect	11
Merger	1
Minimum Condition	A-2
Notice of Superior Proposal	33
Offer Price	1
Option	6
Order	35
Outside Date	38
Parent	1
Parent Disclosure Schedule	26
Parent Transaction Costs	40
Paying Agent	8
Paying Agent Agreement	8
Payment Fund	8
Pension Plan	22
Per Share Merger Consideration	6
Person	42
Property	19
Proxy Statement	7
Real Property Lease	16
Restricted Period	28
Rights	12
Rights Agent	12
Rights Agreement	12
Sarbanes-Oxley Act	13
Schedule 14D-9	3
Schedule TO	3
Schedules	11, 27
SEC	2
Section 262	8
Securities Act	13
Shares	1
Short-Form Merger	7
Software Products	16
Special Meeting	7
Stock Option Plan	6
Stock Option Plans	6
Sub	1
Sub Common Stock	6
Subsidiary	11
Superior Proposal	32
Support Agreements	1
Surviving Corporation	5
Surviving Corporation Common Stock	6
Tax	21
Tax Authority	21
Tax Return	21
Taxable	21
Taxes	21
Tender Offer	1
Tender Offer Material	3
Termination Fee	40
Third Party Intellectual Property Rights	17
Transmittal Documents	8

v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into and effective as of December 7, 2005, by and among Trilogy, Inc., a Delaware corporation ("Parent"), V Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Versata, Inc., a Delaware corporation (the "Company").

        WHEREAS, it is proposed that Parent shall make a tender offer (the "Tender Offer") to acquire any and all of the issued and outstanding shares of common stock, $0.001 par value per share, of the Company ("Company Common Stock") (shares of Company Common Stock being hereafter referred to as "Shares") for an amount in cash equal to $0.40 per Share (such amount, or any greater amount per Share paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller, upon the terms and subject to the conditions provided in this Agreement;

        WHEREAS, it is proposed that, subject to and following the consummation of the Tender Offer, Sub shall be merged with and into the Company, with the Company as the surviving corporation, and in such merger all outstanding Shares (with certain exceptions specified in this Agreement) shall be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger"), all with the effect that the Company shall become a wholly-owned subsidiary of Parent;

        WHEREAS, to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of the Company shall enter into Support Agreements, dated as of the date of this Agreement in the form attached as Exhibit A hereto (the "Support Agreements");

        WHEREAS, the Board of Directors of the Company, has: (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the Company and the stockholders of the Company and declared that the Merger is advisable; (ii) adopted a resolution approving this Agreement and the transactions contemplated by this Agreement (collectively, the "Contemplated Transactions"), including, without limitation, the Tender Offer and the Merger; and (iii) resolved to recommend that the stockholders of the Company accept the Tender Offer, tender their Shares pursuant to the Tender Offer, and approve and adopt this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of Parent and Sub have each unanimously approved this Agreement and deem it advisable and in the best interests of their respective stockholder or stockholders to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement, Parent, Sub, and the Company hereby agree as follows:

ARTICLE I

THE TENDER OFFER

        SECTION 1.01 The Tender Offer.

        (a)   Provided that none of the events set forth in Section 1 of Annex A to this Agreement shall have occurred or be existing, as soon as practicable but in no event (unless otherwise agreed by the Company) later than the seventh business day (as defined in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) following the date of this Agreement, Parent shall commence the Tender Offer by publishing, sending, or giving the means to tender (within the meaning of Rule 14d-2(a) under the Exchange Act) to holders of the Shares; provided, however, that, subject to applicable law, if (i) at any time on or after the date of the Agreement and prior to the commencement date, any of the conditions set forth in Section 1 of Annex A to this Agreement shall have occurred and exist and shall not have been waived by Parent or Sub or satisfied but are reasonably capable of being satisfied within seventeen business days following the date of this Agreement, Parent shall commence the Tender Offer by publishing, sending, or giving the means to tender (within the meaning of Rule 14d-2(a) under the Exchange Act) to holders of the Shares as soon as practicable after such conditions have been waived by Parent or Sub or satisfied but in no event (unless otherwise agreed by the Company) later than the seventh business day following the date of such waiver or satisfaction; provided that Parent shall not be obligated to commence the Tender Offer after the twenty-fourth business day following the date of this Agreement. Subject to applicable law, including, without limitation, all minimum time periods and extensions required by Regulations 14D and 14E under the Exchange Act having been satisfied and all conditions to the Tender Offer having been satisfied or waived within these time periods, the "initial offering period" (as defined in Rule 14d-1(g) under the Exchange Act) shall expire on the twentieth business day after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of Parent to commence the Tender Offer and to accept and pay for Shares tendered pursuant to the Tender Offer shall be subject only to applicable law and the conditions set forth in Annex A to this Agreement, any of which conditions may be waived by Parent in its sole discretion; provided, however, that Parent may not waive the Minimum Condition and accept and pay for Shares tendered pursuant to the Tender Offer without the consent of the Company. Subject to applicable law, Parent expressly reserves the right to amend, supplement, waive and/or make changes to the terms and conditions of the Tender Offer and any Tender Offer Material (as hereinafter defined); provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by the Board of Directors of the Company) (provided that no consent of the Company shall be required in connection with any amendment, supplement, or change to the Tender Offer or any Tender Offer Material that is required by applicable law), Parent shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (ii) modify any condition to the Tender Offer or impose any additional conditions to the Tender Offer from those set forth in Annex A to this Agreement, (iii) reduce the number of Shares subject to the Tender Offer, or (iv) otherwise amend the Tender Offer in a manner that would materially adversely affect the holders of the Shares. The Company agrees that no Shares held by the Company shall be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, subject to applicable law, Parent may, in its sole discretion, elect (but shall not be obligated by this sentence) to extend the Tender Offer (without the consent of the Company) beyond the Initial Expiration Date in the following events: (1) from time to time (but not later than the Outside Date) if, as of the Initial Expiration Date (or extended expiration date of the Tender Offer, if and as applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (2) for any period required by any rule, regulation, interpretation, or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Tender Offer (including, without limitation, in connection with any increased Offer Price) or any period required by applicable law; or (3) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" (as defined in Rule 14d-1 under the Exchange Act) to the extent permitted under, and in compliance with, Rule 14d-11 under the Exchange Act. In addition, subject to applicable law and without limiting the generality of the foregoing, if, as of the Initial Expiration Date or any other scheduled expiration date of the Tender Offer, any of the conditions to the Tender Offer have not been waived by Parent or Sub or satisfied but are reasonably capable of being satisfied within fifteen business days from the then-scheduled expiration date of the Tender Offer, Parent shall extend the Tender Offer for fifteen business days from the then-scheduled expiration date of the Tender Offer; provided that Parent shall not be obligated to extend the Tender Offer pursuant to this sentence more than once. Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall accept, in accordance with applicable law and the terms of the Tender Offer, all Shares validly tendered pursuant to the Tender Offer and not withdrawn.

        (b)   Provided that none of the events set forth in Section 1 of Annex A to this Agreement shall have occurred or be existing, as soon as practicable but in no event (unless otherwise agreed by the Company) later than the seventh business day following the date of this Agreement, Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all the material terms and conditions of the Tender Offer and all exhibits, amendments, and supplements thereto, the "Schedule TO"), which shall contain or incorporate by reference, among other things, the formal offer, the related transmittal letter and all amendments thereto, and press releases, advertisements, letters and other documents published by Parent or sent or given by Parent and Sub to holders of Shares which, directly or indirectly, solicit, invite or request tenders of Shares and all other required ancillary documents (together with all exhibits, amendments, and supplements thereto, the "Tender Offer Material"). The Company shall furnish to Parent and Sub all information concerning the Company and the Company's stockholders that may be required or reasonably requested by Parent or Sub in connection with the preparation of the Tender Offer Material. Parent and Sub represent and warrant that the Tender Offer Material shall comply in all material respects with the provisions of applicable federal securities laws and on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by either of Parent, on the one hand, or Sub, on the other hand, as the case may be, with respect to information supplied by the Company in writing for inclusion in the Tender Offer Material. Subject to this Agreement, Parent agrees to take all steps necessary to cause the Tender Offer Material to be filed with the SEC and otherwise comply with the filing requirements of Rule 14d-3(a) under the Exchange Act, the dissemination requirements of Rule 14d-4(a) or (b) under the Exchange Act, and the disclosure requirements of Rule 14d-6(a) under the Exchange Act, in each case, as and to the extent required by applicable federal securities laws. Each of Parent and the Company agrees (severally and not jointly) to promptly correct, update, and otherwise change any information provided by such party for use in any Tender Offer Material if and to the extent that such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and Parent and Sub further agree (severally and not jointly) to take all steps necessary to cause the Tender Offer Material as so corrected, updated, and changed to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Tender Offer Material (including any amendments thereto) before it is filed with the SEC or disseminated to the Company's stockholders and Parent and Sub shall consider such comments in good faith for incorporation into the Tender Offer Material. In addition, Parent and Sub agree to promptly provide the Company and its counsel with any comments or other communications, including copies of any written responses and telephonic notification of any verbal responses, that Parent or Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Material promptly after the receipt of such comments or other communications and to consult with the Company and its counsel prior to responding to any such comments or other communications.

        SECTION 1.02 Company Action. Subject to the terms of this Agreement, the Company hereby approves of and consents to the Tender Offer. Concurrently with the filing of the Schedule TO, or as soon as practicable thereafter, the Company shall file with the SEC and mail to the holders of the Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all exhibits, amendments, and supplements thereto, the "Schedule 14D-9"). Subject to Section 6.02 of this Agreement, the Schedule 14D-9 shall set forth, and the Company hereby represents to Parent, that (a) the Board of Directors of the Company, at a meeting duly held or pursuant to unanimous written action, has made the determination and adopted the resolutions referred to in the fourth recital to this

Agreement and (b) Seven Hills Partners LLC, as financial advisor to the Company (the "Financial Advisor"), has executed and delivered to the Board of Directors of the Company its written opinion that as of the date hereof the Offer Price in cash to be received by the holders of the Shares in the Tender Offer and Merger is fair, from a financial point of view, to such holders. Parent shall promptly furnish to Company all information concerning Parent and Sub and their stockholders or stockholder that may be required or reasonably requested by Company in connection with the preparation of the Schedule 14D-9. The Company represents and warrants that the Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws, shall contain the recommendation referred to in the fourth recital to this Agreement and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub, as the case may be, in writing for inclusion in the Schedule 14D-9. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to the holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company agrees to promptly correct, update and otherwise change any information used in the Schedule 14D-9 if and to the extent that such information shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected, updated and changed to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment on the initial Schedule 14D-9 before the initial Schedule 14D-9 is filed with the SEC and Company shall consider such comments in good faith for incorporation into the Schedule 14D-9. In addition, the Company agrees to promptly provide Parent, Sub and their counsel with any comments or other communications, including copies of any written responses and telephonic notification of any verbal responses, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications and to consult with Parent and its counsel, and Sub and its counsel, prior to responding to any such comments or other communications.

        SECTION 1.03 Stockholder Lists and Security Position Listings. In connection with the Tender Offer, the Company shall comply with Rule 14d-5 under the Exchange Act and perform the acts prescribed thereunder and shall promptly furnish to Parent (i) the most recent record stockholder list of the Company, (ii) mailing labels, (iii) the most recent security position listing of any clearing agency that is within the access of the Company, (iv) the most recent list of names, addresses and security positions of beneficial owners of the Company as specified in Rule 14a-13(b) under the Exchange Act, and (v) such additional information as reasonably requested by Parent relevant to the Tender Offer, in each case, in the possession of the Company or that subsequently comes into its possession and as of the most recent practicable date and in the format reasonably requested by Parent to the extent the format is available to the Company without undue burden or expense. The Company shall promptly furnish Parent with such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of the Shares with respect to the Tender Offer and the Merger. Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Contemplated Transactions and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (as requested), and shall use commercially reasonable efforts to cause their agents to deliver to the Company or destroy (as requested), all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

        SECTION 2.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.02 of this Agreement), the Company and Sub shall consummate the Merger pursuant to which (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"), shall be a wholly-owned subsidiary of Parent, and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers, and franchises shall continue unaffected by the Merger.

        SECTION 2.02 Effective Time. As soon as practicable, but in no event later than the second business day, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or, if appropriate, a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the General Corporation Law of the State of Delaware ("DGCL") in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time"). Prior to such filings, a closing (the "Closing") shall be held at the offices of Haynes and Boone, LLP, 901 Main Street, Suite 3100, Dallas, Texas 75202, or such other place as the parties shall agree, for the purposes of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII of this Agreement.

        SECTION 2.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260, and 261 of the DGCL).

        SECTION 2.04 Certificate of Incorporation and Bylaws. Subject to Section 6.09 of this Agreement, (a) at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior thereto shall remain the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law, and (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read in their entirety identically with the Bylaws of Sub as in effect immediately prior to the Effective Time, except that they shall retain the Company's current name.

        SECTION 2.05 Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their respective earlier resignation or removal in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation, or otherwise as provided by law.

        SECTION 2.06 Officers. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold their offices until their respective successors are duly elected or appointed and qualified or until their respective earlier resignation or removal in the manner provided in the Certificate of Incorporation and the Bylaws of the Surviving Corporation, or otherwise as provided by law.

        SECTION 2.07 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company, or any holder of the Shares or any shares of capital stock of Parent or Sub (other than the filing of the Certificate of Merger):

        (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than any such share held in the treasury of the Company or owned by Parent or Sub) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist and each certificate previously evidencing any such Share (other than any Share to be canceled pursuant to Section 2.07(b) of this Agreement and any Dissenting Shares (as hereinafter defined)) shall thereafter represent only, the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.02 of this Agreement, an amount in cash per Share equal to the Offer Price (the "Per Share Merger Consideration"), without interest thereon. The holders of such certificates previously evidencing such Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law.

        (b)   Each Share (i) held in the treasury of the Company or any of its Subsidiaries or (ii) owned by Parent or Sub (other than in a representative or fiduciary capacity) shall automatically be canceled and retired and shall cease to exist and no payment shall be made with respect thereto.

        (c)   Each share of common stock, $0.001 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, $0.001 par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock") and each such share (together with all other shares converted pursuant to this Section 2.07(c)) shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        SECTION 2.08 Options; Employee Stock Purchase Plans; Rights Agreement.

        (a)   Each option granted pursuant to the Company's 1997 Stock Option Plan, 2000 Stock Incentive Plan and the 2003 Employee Inducement Award Plan, each as amended, and any other option or equity incentive plan or agreement of the Company (each, a "Stock Option Plan" and, collectively, the "Stock Option Plans") that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire any Shares (each, an "Option") shall be canceled and terminated as of the Effective Time in exchange for the right to receive a cash payment per share in an amount equal to the excess (if any) of the Per Share Merger Consideration over the exercise price of such Option. Such amount shall be reduced by all withholding and payroll taxes required to be withheld, as provided in Section 3.02(e) of this Agreement. If the Per Share Merger Consideration does not exceed the exercise price of such Option, then such Option shall be cancelled as of the Effective Time without any consideration therefor. Each Share issued upon the valid exercise of any Option prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.07 of this Agreement.

        (b)   The rights of participants in the Company's Employee Stock Purchase Plan (the "ESPP") with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall terminate the ESPP effective as of the Effective Time and take all other actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.08. Prior to approving and entering into this Agreement, the Company terminated or otherwise amended the Rights Agreement, as appropriate, so that neither this Agreement nor any Contemplated Transaction shall trigger or otherwise cause or result in any event or occurrence under the Rights Agreement. The Company shall take all other actions (including, if appropriate, amending the terms of the Rights Agreement) that are necessary to give effect to the transactions contemplated by this Agreement.

        (c)   Each of Parent, Sub, and the Company agree that for purposes of the Stock Option Plans, Parent, Sub, and the Surviving Corporation shall not assume the rights or obligations outstanding under such plans or substitute similar rights or obligations therefor.

        SECTION 2.09 Merger Without Meeting of Stockholders. If, as a result of the purchase of Shares pursuant to the Tender Offer and compliance with the terms of this Section 2.09, Parent owns in the aggregate at least 90% of the Shares then outstanding upon completion of the Tender Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VII of this Agreement without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "Short-Form Merger").

        SECTION 2.10 Meeting of Stockholders .

        (a)   If required by applicable law in order to consummate the Merger, the Company (acting through the Board of Directors of the Company) shall, in accordance with applicable law:

          (i)    duly call, give notice of, convene and hold a special meeting of the stockholders of the Company (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Parent pursuant to the Tender Offer to consider and vote upon the approval and adoption of this Agreement and the Merger;

          (ii)   prepare and file with the SEC a preliminary proxy statement or information statement, as appropriate, relating to this Agreement and the Merger and any other required filings, and use commercially reasonable efforts (A) after consultation with Parent and Sub, to respond promptly to any comments made by the SEC or its staff with respect to such preliminary proxy statement or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, the "Proxy Statement") and any other required documents to be mailed to the stockholders of the Company as soon as reasonably practicable and (B) to obtain the necessary approvals of this Agreement and the Merger by the stockholders of the Company; and

          (iii)  include in the Proxy Statement the recommendations of the Board of Directors of the Company that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have determined in good faith, having received the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

        (b)   Parent and Sub shall provide the Company with the information concerning Parent, Sub, and their subsidiaries and affiliates required under the Exchange Act to be included in the Proxy Statement. Parent, shall vote all of the shares of Sub Common Stock in favor of the approval and adoption of this Agreement and the Merger, if necessary to effect the Merger. In addition, if a vote of the stockholders of the Company is necessary to effect the Merger, Parent shall vote, or cause to be voted, all Shares owned by Parent, if any, and any subsidiaries of Parent in favor of the approval and adoption of this Agreement and the Merger.

ARTICLE III

DISSENTING SHARES; PAYMENT FOR SHARES

        SECTION 3.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (such holder, a "Dissenting Stockholder" and such holder's Shares, the "Dissenting Shares") pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.07(a), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any Dissenting Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such Dissenting Stockholder is not entitled to the relief provided by Section 262, then the right of such Dissenting Stockholder to be paid the fair value of such Dissenting Shares in accordance with the provisions of Section 262 shall cease and each of such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration as provided in Section 2.07(a). The Company shall (i) deliver prompt notice to Parent of any demands for appraisal of any Shares received by the Company prior to the Effective Time, and (ii) give Parent the opportunity to participate at its own expense in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 3.02 Exchange of Certificates and Cash.

        (a)   On or before the date of the Closing, Parent shall enter into an agreement, in form and substance reasonably satisfactory to the Company, providing for the matters set forth in this Section 3.02 and Section 2.08 of this Agreement (the "Paying Agent Agreement") with a bank or trust company selected by Parent (the "Paying Agent"), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of Shares (other than Dissenting Shares and Shares to be canceled pursuant to Section 2.07(b) of this Agreement), an amount in cash equal to the aggregate Per Share Merger Consideration payable pursuant to Section 2.07(a) and Section 2.08 of this Agreement (such cash funds are hereafter referred to as the "Payment Fund").

        (b)   As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares and Shares to be canceled pursuant to Section 2.07(b) of this Agreement) (the "Certificates"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly completed and properly executed, and such other customary documents as may reasonably be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each Share formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Shares that is not registered in the stock transfer records of the Company, the Per Share Merger Consideration may be issued and paid in accordance with this Article III to the transferee of such shares if the Certificate evidencing such Shares is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Per Share Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Per Share Merger Consideration shall be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest shall be payable on such Per Share Merger Consideration. Until surrendered in accordance with this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Per Share Merger Consideration for each Share formerly represented by such Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation.

        (c)   Any portion of the Payment Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Shares for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand. Any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration.

        (d)   None of the Surviving Corporation, Parent, Sub, the Company, or the Paying Agent shall be liable to any holder of Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

        (e)   The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Options such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local, or foreign tax law. Any amount withheld by the Surviving Corporation or the Paying Agent shall be paid over to the appropriate Governmental Entity within the time period required by law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

        (f)    In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the holder of such lost, stolen, or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen, or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, Sub, or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen, or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen, or destroyed Certificates(s) pursuant to the terms hereof.

        SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company (other than transfers, consistent with standard settlement procedures, to reflect transactions in the Shares that occurred in the open market, or pursuant to the exercise of stock options, prior to the Effective Time). Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Per Share Merger Consideration pursuant to the terms in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company and each of its Subsidiaries (as hereinafter defined) hereby represents and warrants jointly and severally to Parent and Sub as follows (in each case subject to such exceptions and qualifications as are set forth in the Disclosure Schedule delivered by or on behalf of the Company to, and received by, Parent concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule") and expressly identify the provision of this Article IV qualified thereby, it being agreed that, for all purposes of this Agreement, the accuracy of the representations and warranties contained in this Article IV shall be determined with reference to the Company Disclosure Schedule) (the disclosure of any exception or qualification in the Company Disclosure Schedule under any Section of this Article IV shall, should the existence of such fact or item or its contents be relevant to any other Section(s) of this Article IV, be deemed to be disclosed with respect to such other Section(s) if it is readily apparent on its face that such exception or qualification is relevant to any such other Section(s) of this Article IV whether or not the Company Disclosure Schedule includes an explicit cross reference to such other Section(s) and whether or not such other Section(s) contemplate the Company Disclosure Schedule):

        SECTION 4.01 Organization, Standing and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be. Each of the Company and its Subsidiaries has the requisite power, corporate or otherwise, to own lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on the Company. The Company has delivered to Parent a true and complete copy of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and its Bylaws, as amended (the "Bylaws"), and the certificate of incorporation and bylaws or other organizational documents, as applicable, of each of its Subsidiaries, each as amended to date. The Company is not in violation of any of the provisions of the Certificate of Incorporation or the Bylaws and none of its Subsidiaries is in violation of any provisions of its equivalent organizational documents. All of such organization documents are in full force and in effect as of the date of this Agreement in the form made available to Parent. The Company owns, directly or beneficially, all outstanding shares of capital stock of each of its Subsidiaries that is a corporation and all equity securities and interests of each of its Subsidiaries that is not a corporation, and all such shares or interests are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such Subsidiary that is a corporation and all equity securities and interests of each such Subsidiary that is not a corporation owned by the Company or one or more of its Subsidiaries are free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance ("Liens"). There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, voting agreements or proxies, or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities of any such Subsidiary. Each of the Company's Subsidiaries is listed on the Company Disclosure Schedule, and except as disclosed thereon, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        For the purposes of this Agreement, "Subsidiary"shall mean, with respect to any party, any corporation, limited liability company, partnership, trust, limited partnership, joint venture, or other business association or entity, a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. In this Agreement, any reference to the "Knowledge"with respect to any party and a specific matter means the actual knowledge of each officer and director of such party and each of their successors, as applicable, after such persons have made reasonable inquiry of officers and directors (or equivalent positions) of such party and the Subsidiaries of such party charged with administrative or operational responsibility for such matters. References in this Article IV to "Schedules"shall refer to the Schedules delivered by or on behalf of the Company to Parent on the date of this Agreement in connection with, or as part of, the Company Disclosure Schedule.

        For purposes of this Agreement, a "Material Adverse Effect" shall be deemed to have occurred if an event, change, condition or effect has occurred that, individually or together with all other events, changes, conditions or effects, would be, or could reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), capitalization, property, assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole (whether or not arising from transactions in the ordinary course of business). Notwithstanding the foregoing, the parties hereto agree that none of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in general economic conditions other than changes which have had a materially disproportionate adverse affect on the business of the Company or its Subsidiaries; (ii) any change affecting the industry in which the Company and its Subsidiaries operate other than changes which have had a materially disproportionate adverse affect on the business of the Company or its Subsidiaries (relative to other industry participants); (iii) in and of itself, any change in the market price or trading volume of Company Common Stock; (iv) the taking of any action required or contemplated by this Agreement or to which Parent has given its written consent; (v) any changes or effects resulting from the actions of Parent or its Subsidiaries unless such actions were required pursuant to this Agreement or applicable law; or (vi) any deterioration in the general financial condition or liquidity of the Company, except in connection with the loss of any material customer(s) or Intellectual Property or Intellectual Property rights of the Company after the date of this Agreement.

        SECTION 4.02 Capital Structure. The authorized capital stock of the Company (the "Company Capital Stock") consists of 25,000,000 Shares and 833,000 shares of preferred stock, $0.001 par value per share ("Company Preferred Stock"), of which there were issued and outstanding as of the close of business on the date of this Agreement, 8,178,546 Shares (excluding treasury Shares) and no shares of Company Preferred Stock. On the date of this Agreement, there were no Shares held in treasury by the Company. All of the issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and are free and clear of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. The Company has 2,629,824 Shares available for issuance pursuant to the Stock Option Plans of which 1,180,176 Shares are subject to outstanding, unexercised options. Up to 50,000 Shares are issuable upon exercise of a warrant granted to Oakland Corporate Center LLC. The Company has not issued or granted, and will not issue or grant, additional options or any other rights exercisable, exchangeable, or convertible for Shares under the Stock Option Plans, and there are no other Shares subject to outstanding stock purchase rights. Except for the rights created pursuant to this Agreement, the stock options outstanding under the Stock Option Plans as set forth above, the warrant set forth above and except for the rights (the "Rights") issued pursuant to the Preferred Stock Rights Agreement (the "Rights Agreement") dated as of April 7, 2004, between Versata, Inc. and EquiServe Trust Company N.A., as Rights Agent (the "Rights Agent") (which Rights and Rights Agreement have been terminated or amended, as appropriate, as contemplated by Section 2.08 of this Agreement so that neither this Agreement nor any Contemplated Transaction shall trigger or otherwise cause or result in any event or occurrence under the Rights Agreement), there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no Contracts, commitments or agreements relating to the voting, purchase, sale or registration of any capital stock or other securities of the Company or any of its Subsidiaries (i) between or among the Company and any of its stockholders or any third party and (ii) to the Knowledge of the Company, between or among any of the Company's stockholders or any third party. True and complete copies of all agreements and instruments relating to or issued under the Stock Option Plans have been made available to Parent. Such agreements and instruments relating to or issued under the Stock Option Plans have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments, in any case from the form made available to Parent. The Company Disclosure Schedule hereto sets forth a true and complete list as of the date hereof of all holders of outstanding options under the Stock Option Plans, including the number of shares of Company capital stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. The terms of the Stock Option Plans permit the Stock Option Plans and each Option to be canceled and terminated and converted as contemplated by Sections 2.07 and 2.08 of this Agreement and otherwise by this Agreement. The terms of the ESPP permit the transactions contemplated by Section 2.08 of this Agreement and the termination of the ESPP contemplated by this Agreement. The terms of the Rights Agreement permit the transactions contemplated by this Agreement and the termination or amendment of the Rights Agreement contemplated by this Agreement.

        SECTION 4.03 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, as contemplated by Section 7.01(a). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery by each of Parent and Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. The execution and delivery of this Agreement does not and the consummation of the Contemplated Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of the Company or equivalent organizational documents of any of the Company's Subsidiaries, as amended, or (ii) any mortgage, indenture, lease, note, contract or other agreement or instrument (collectively, "Contracts"), or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, or to which the Company or any of its Subsidiaries or any of their properties or assets is subject or bound or that give rise to any Lien except where such conflict, violation, default, termination, cancellation or acceleration with respect to the foregoing provisions of

(ii) would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory agency, authority or instrumentality ("Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger or other filings specifically provided for in this Agreement, (ii) the filing with the SEC of the Proxy Statement, if any, and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country.

        SECTION 4.04 SEC Documents; Financial Statements.

        (a)   Except as set forth in the Company Disclosure Schedule, the Company has filed all required statements, forms, reports, registration statements (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act")), and documents with the SEC since October 31, 2001, and, prior to the Effective Time, the Company will have made available to Parent true and complete copies of any additional documents filed with the SEC by the Company prior to the Effective Time (collectively, the "Company SEC Documents"), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates such Company SEC Documents were filed. In addition, at Parent's written request, the Company has made available to Parent all exhibits to the Company SEC Documents filed prior to the date hereof, which are not otherwise available on the SEC's Electronic Data Gathering, Analysis, and Retrieval system ("EDGAR"), and will promptly make available to Parent all exhibits to any additional Company SEC Documents filed prior to the Effective Time which are not otherwise available on EDGAR. Except as set forth on the Company Disclosure Schedule, the Company has filed each of the Company SEC Documents on a timely basis. None of the Company SEC Documents (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (collectively, the "Company Financial Statements") fairly presented in all material respects, in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements included in unaudited quarterly reports on Form 10-Q, as permitted by Form 10-Q promulgated by the SEC), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly reports, to normal year-end adjustments).

        (b)   The Company has heretofore made, and hereafter will make, available to Parent a complete and correct copy of any amendments or modifications that are required to be filed with or submitted to the SEC but have not yet been filed with or submitted to the SEC to agreements, documents or other instruments that previously had been filed with or submitted to the SEC by the Company pursuant to the Exchange Act.

        (c)   Each Company SEC Report containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

        (d)   Except as set forth on the Company Disclosure Schedule, since October 31, 2001, neither the Company nor any Subsidiary of the Company nor, to the Company's Knowledge, any director, officer, employee of the vice-president level or above, auditor, accountant or representative of the Company or any Subsidiary of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in unlawful accounting or auditing practices. To the Knowledge of the Company, no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

        (e)   To the Knowledge of the Company, no employee of the Company or any Subsidiary of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime by the Company or the violation or possible violation of any applicable law by the Company. Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Subsidiary of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

        (f)    There has been no change in the Company accounting policies since July 31, 2005, except as required by GAAP or described in the notes to the Company Financial Statements. No financial statements of any person other than the Subsidiaries are required by GAAP to be included in the Company Financial Statements.

        SECTION 4.05 Absence of Certain Changes. Except as set forth on the Company Disclosure Schedule, since July 31, 2005 (the "Company Balance Sheet Date"), the Company and its Subsidiaries have conducted their businesses in the ordinary course generally consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate, has resulted in a Material Adverse Effect on the Company; (ii) any acquisition, sale or transfer of any asset by the Company or any of its Subsidiaries other than (A) for consideration of less than $100,000 in any one transaction in the ordinary course of business generally consistent with past practice or (B) sales of inventory in the ordinary course of business; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiaries or any revaluation by the Company of any of its or any of its Subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (v) any entrance by the Company or its Subsidiaries into any Contract not made in the ordinary course of business, or any amendment or termination (not made in the ordinary course of business) of, or default under, any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (it being specifically agreed by Parent and Sub that the Company may enter into severance agreements with employees who are not currently subject to employment agreements, provided the severance payments thereunder shall not exceed more than one-month of base compensation for each such employee); (vi) any amendment or change to the Certificate of Incorporation or Bylaws of the Company or organizational documents of any of its Subsidiaries; or (vii) any increase in or modification of the base compensation payable or to become payable by the Company or any of its Subsidiaries to any of their directors or officers (or equivalent positions) or employees, except for such increase or modification as would not result in an increase in excess of ten percent (10%) in the base compensation annualized over the next twelve (12) months payable or to be payable to any employee who had an annual rate of base compensation of over $50,000 as of the later of the date of hire or July 31, 2005. Except as set forth on the Company Disclosure Schedule, the Company and its Subsidiaries have not agreed since July 31, 2005 to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        SECTION 4.06 Absence of Undisclosed Liabilities. The Company and its Subsidiaries have no obligations or liabilities of any nature, whether accrued, contingent, absolute or conditional, liquidated or unliquidated, due or to become due, and that, individually or in the aggregate, have a Material Adverse Effect on the Company, other than (i) those disclosed on the Company Disclosure Schedule; (ii) those set forth or adequately provided for in the Company SEC Documents (including the notes thereto); (iii) those incurred in the ordinary course of business since the Company Balance Sheet Date and generally consistent with past practice; and (iv) those incurred in connection with the negotiation, execution and performance of this Agreement.

        SECTION 4.07 Litigation. Except as set forth on the Company Disclosure Schedule, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or to the Knowledge of the Company threatened, against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers or directors (or equivalent positions) in their capacities as such which, individually or in the aggregate, would have a Material Adverse Effect on the Company and (ii) there is no agreement, judgment, injunction, decree or order against the Company or any of its Subsidiaries by a Governmental Entity, or, to the Knowledge of the Company, any of their respective directors or officers (or equivalent positions) in their capacities as such, that would prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        SECTION 4.08 Restrictions on Business Activities. Except as disclosed on the Company Disclosure Schedule, there is no agreement, judgment, injunction, decree or order binding upon the Company or any of its Subsidiaries which has or reasonably could be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been advised by any person that such person is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, judgment, injunction, decree or order.

        SECTION 4.09 Governmental Authorization. The Company and each of its Subsidiaries has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the Company's or any of its Subsidiaries' business or the holding of any such interest ((i) and (ii) herein collectively called "Company Authorizations"), and all of such Company Authorizations are in full force and effect, except where the failure to obtain or have any of such Company Authorizations, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        SECTION 4.10 Title to Property.

        (a)   Neither the Company nor any of its Subsidiaries owns any real property.

        (b)   The Company Disclosure Schedule sets forth the addresses of each parcel of real property leased, subleased, licensed or otherwise occupied (whether as landlord, sublandlord, tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the "Leased Real Property"), and a true and complete list of all agreements (including the date and the name of the parties to such agreements) pertaining to the Leased Real Property (each a "Real Property Lease") to which the Company or any of its Subsidiaries is a party. True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof have been made available to Parent.

        (c)   The Company or its Subsidiaries has valid leasehold estates in all Leased Real Property free and clear of all Liens. The Company or its Subsidiaries are in possession of substantially all of the Leased Real Property.

        (d)   None of the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

        (e)   Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

        (f)    The improvements constructed on the Leased Real Property are (i) insured, if and to the extent the Company or any of its Subsidiaries is obligated to insure such improvements, by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear, if and to the extent the Company or any of its Subsidiaries is obligated to maintain such improvements in good operating condition and repair.

        (g)   To the Knowledge of the Company, the improvements constructed on the Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

        (h)   There are no material disputes with respect to the Leased Real Property.

        SECTION 4.11 Intellectual Property.

        (a)   The Company and its Subsidiaries own, free and clear of all Liens, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights, maskworks, schematics, technology, know how, trade secrets, ideas, algorithms, processes, computer software programs or applications, and all other intangible proprietary information (collectively, "Intellectual Property") that are necessary in all material respects to the conduct of the business of the Company and its Subsidiaries as presently conducted.

        (b)   The Company Disclosure Schedule sets forth a complete and correct list of the following: (i) all software currently licensed (as licensor), sold, or otherwise distributed by the Company or any of its Subsidiaries (the "Software Products"), listed by product line and the most recently released version level, (ii) all registered Intellectual Property, all applications to register Intellectual Property and all domain names owned by or exclusively licensed to the Company or any of its Subsidiaries, (iii) all material unregistered trademarks and service marks owned or used by the Company or any of its Subsidiaries, (iv) all license agreements to which the Company or any of its Subsidiaries is a licensor of Intellectual Property, except those entered into in the ordinary course of business, (v) all software license agreements in which the Company or any of its Subsidiaries is a licensee of software, other than commercial off the shelf software having an annual spend of less than $10,000, (vi) all license agreements in which the Company or any of it Subsidiaries is a licensee of any patents or patent applications, (vii) all license agreements in which the Company or any of its Subsidiaries is a licensee of any trademarks or service marks, (viii) all settlement agreements relating to Intellectual Property entered into by the Company or any of its Subsidiaries, (ix) all standstill and consent agreements entered into by the Company or any of its Subsidiaries relating to Intellectual Property, (x) all standalone Intellectual Property indemnification agreements entered into by the Company or any of its Subsidiaries, and (xi) all standalone source code escrow agreements entered into by the Company or any of its Subsidiaries pursuant to which the source code for any of the Software Products has been deposited with a third-party escrow agent by the Company or any of its Subsidiaries.

        (c)   Neither the Company nor any of its Subsidiaries (i) has received a claim or has received notice of any suit, action or proceeding which involves a claim of infringement of any Intellectual Property owned by a third party ("Third Party Intellectual Property Rights"), (ii) has received a demand or offer to license any specifically identified patent, or (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or Contract involving Intellectual Property against any third party.

        (d)   The operation of the business of the Company and its Subsidiaries, and the use, marketing, licensing, lease or sale of the products and services of the Company and its Subsidiaries, does not in any material respect infringe, misappropriate, constitute an unauthorized use or otherwise violate any Third Party Intellectual Property Right.

        (e)   To the Knowledge of the Company, there is no and has been no unauthorized use, disclosure, infringement, misappropriation or other violation of any Intellectual Property rights of the Company or any of its Subsidiaries, or any Third Party Intellectual Property Right to the extent licensed by or through the Company or any of its Subsidiaries, by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any Contract to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Contracts entered into in the ordinary course of business.

        (f)    Neither the Company nor any of its Subsidiaries has licensed any Intellectual Property owned by the Company or any of its Subsidiaries to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract materially limiting its ability to exploit fully any of Intellectual Property owned by the Company or its Subsidiaries (excluding such Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business).

        (g)   The Company and each of its Subsidiaries is not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other Contract relating to the Intellectual Property owned by the Company or any of its Subsidiaries or Third Party Intellectual Property Rights.

        (h)   No non-public, proprietary Intellectual Property owned by the Company or its Subsidiaries, has been authorized to be disclosed or actually disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or other confidentiality obligation that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property. The Company and its Subsidiaries have entered into written confidentiality and proprietary rights agreements with all of its past and present employees acknowledging the Company's or Subsidiary's ownership of all Intellectual Property created or developed by its employees within the scope of their employment. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential information owned by the Company and its Subsidiaries. The Company or its Subsidiaries have also taken reasonable security measures to protect the confidentiality of, and have not disclosed or authorized the disclosure of, any confidential information that is not owned by the Company or its Subsidiaries, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such information, did not breach any contractual obligation owed by the Company or any of its Subsidiaries to a third party with respect to such information.

        (i)    All patents, trademarks, service marks, copyrights and trade secrets owned by the Company or any of its Subsidiaries is valid and enforceable. The Company and its Subsidiaries have not engaged in any patent or copyright misuse that would prevent the Company and its Subsidiaries from enforcing their patents or copyrights. No claim by any third party contesting the ownership of any Intellectual Property owned by the Company or any of its Subsidiaries, or the validity or enforceability of any patent, trademark, or copyright owned by the Company or its Subsidiaries, is currently outstanding or, to the Knowledge of the Company and its Subsidiaries, is threatened.

        (j)    The sale, licensing or distribution of the Software Products is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company or any Subsidiary to disclose source code covered by such license, distribute such software without charge, or permit third parties to distribute such software. To the Knowledge of the Company, there are no viruses, worms, or Trojan horses in any of the Software Products.

        (k)   The Software Products were: (i) developed by employees of the Company or any of its Subsidiaries working within the scope of their employment (or who have otherwise assigned their rights to the Company); (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of the Company or a Subsidiary of the Company as assignee that have conveyed to the Company or a Subsidiary of the Company ownership of all of such person's Intellectual Property rights in the Software Products (other than rights, such as moral rights, that cannot be assigned as a matter of law); or (iii) acquired in connection with acquisitions made by the Company and its Subsidiaries.

        (l)    The Company and its Subsidiaries have not disclosed any material portion of the source code for any of the Software Products to any third party except for escrow agents (which are identified in the Company Disclosure Schedule) and, to the Knowledge of the Company, no third party has asserted any right to access any source code for any of the Software Products, including pursuant to any release provision of any source code escrow provisions or agreements.

        (m)  The Company and its Subsidiaries have collected, used, imported, exported and protected all personally identifiable information relating to individuals or customers in accordance with all applicable law and their own privacy policies.

        SECTION 4.12 Environmental Matters. The following terms shall be defined as follows:

        "Environmental and Safety Laws" shall mean any and all federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies, orders, and common law principles relating to protection of public health and welfare, the environment, natural resources, and the health or safety of employees, workers or other persons, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the federal Clean Air and Water Acts, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Endangered Species Act, the Occupational Health and Safety Act, and their state analogs if any.

        "Hazardous Materials" shall mean any and all substances, materials, and wastes regulated or subject to regulation under any Environmental and Safety Laws, including without limitation

"hazardous substances," "pollutants or contaminants," and "petroleum" and "natural gas liquids," as those terms are defined or used under Section 101 of CERCLA, infectious or radioactive substances or materials, PCBs, asbestos, toxic biological organisms such as forms of mold, and lead paint

        "Property" shall mean all premises leased by the Company or its Subsidiaries, excluding any portions of premises not within such premises.

        Neither the Company nor any of its Subsidiaries owns any premises or has owned any premises. Except as set forth on the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, (i) neither the Company nor any of its Subsidiaries have used, released, stored, or otherwise managed any Hazardous Materials at or in any Property or at or in any property formerly leased by Company or any of its Subsidiaries except in compliance with Environmental and Safety Laws and in such a manner and in such quantities as are customary for the type of business in which the Company is engaged and so as to not give rise to liability under any Environmental and Safety Laws; (ii) the Company and its Subsidiaries have not disposed of Hazardous Materials except at authorized off-site locations in accordance with all Environmental and Safety Laws; (iii) the Company and its Subsidiaries have received no notice (verbal or written), and to the Knowledge of Company, there is no reasonable basis for any notice, of any noncompliance or liability of the Company or its Subsidiaries, the facilities or property or the past or present operations of the Company, under any Environmental and Safety Laws; (iv) neither the Company nor its Subsidiaries have been designated as, nor notified that they are, a potentially responsible party under CERCLA, or similar Environmental and Safety Laws; and (v) the Company and its Subsidiaries have, and have timely applied for renewals of, all the permits, licenses and other authorizations required under Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

        SECTION 4.13 Taxes. Except as set forth on the Company Disclosure Schedule:

        (a)   The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is a member have timely filed (taking into account any applicable filing extensions) all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due or that are otherwise due and payable, except to the extent of any accruals for Taxes on the Company Financial Statements. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the Taxes of the Company and its Subsidiaries for the periods covered thereby.

        (b)   The Company has provided adequate accruals in accordance with GAAP in the Company Financial Statements for any Taxes that have not been paid as of the date of such financial statements, whether or not shown as being due on any Tax Returns.

        (c)   The Company and its Subsidiaries are not delinquent in the payment of any Tax, assessment or governmental charge. Neither the Company nor any of its Subsidiaries have received any written notice that any Tax deficiency or delinquency has been asserted against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no threat of such assertion. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have violated in any respect any applicable federal, state, local or foreign tax law.

        (d)   Except for those Taxes as are being contested in good faith, there is no unpaid assessment, proposal for additional Taxes, deficiency, or delinquency in the payment of any Taxes that exists or could be asserted by any Tax Authority against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have violated in any respect any applicable federal, state, local or foreign tax law. Except as disclosed in the Company SEC Documents, (i) no claim for an amount of Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries, except for liens for Taxes not yet due and (ii) no action, suit, proceeding, investigation, claim or audit has formally commenced and no written notification has been given that such audit or other proceeding is pending or threatened with respect to the Company or any of its Subsidiaries in respect of any Taxes. No extension or waiver of the statute of limitations on the assessment or collection of any amount of Taxes has been granted by the Company or any of its Subsidiaries that remains currently in effect. There is no agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be fully deductible by reason of Sections 280G or 162(m) of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

        (e)   The Company has not been, and will not be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

        (f)    Neither the Company nor any of its Subsidiaries is a party to any tax sharing or tax allocation agreement (other than agreements solely between the Company and its wholly owned Subsidiaries) nor does the Company or any of its Subsidiaries owe any amount under any such agreement.

        (g)   Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Tax Return (other than Tax Returns which include only Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

        (h)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        (i)    Each of the Company and its Subsidiaries has disclosed on their Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or similar provision of state, local, or foreign law). None of the Company or any of its Subsidiaries has engaged in any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder or that could be subject to Section 6111 or Section 6112 of the Code, or the Treasury Regulations thereunder.

        (j)    No consent to the application of former Section 341(f)(2) of the Code has been filed with respect to the Company or any of its Subsidiaries.

        (k)   All Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, Tax Authority or other person.

        (l)    The Company and its Subsidiaries will not be required to include any amount in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in the method of accounting for a Taxable period ending prior to the Closing Date, (ii) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign tax laws) entered into prior to the Closing Date, (iii) the use of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting that occurred prior to the Closing Date, (iv) any deferred intercompany transactions or excess loss accounts as described in the Treasury Regulations under Code Section 1502 (or any corresponding provision of state, local, or foreign tax laws), or (v) prepaid amount received on or prior to the Closing Date.

        (m)  The United States federal, state and foreign Tax Returns of the Company and its Subsidiaries have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through the Company's 2002 fiscal year.

        (n)   In the last two years, neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

        (o)   No claim has been made by a taxing authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are required to file Tax Returns in such jurisdiction and, to the Knowledge of the Company and its Subsidiaries, no taxing authority could reasonably make such claim.

        (p)   The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemptions, or order of a foreign government and the consummation of the Merger shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or order.

        (q)   For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

        SECTION 4.14 Employee Benefit Plans.

        (a)   The Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and related trusts, and all cafeteria benefit plan (Code Section 125) or dependent care (Code Section 129) plans, which are maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability or obligation to contribute. The Company Disclosure Schedule also lists each (i) retention, termination, change of control, severance, sabbatical, employee relocation, or accident insurance plan, program or arrangement benefiting employees or former employees of the Company or any of its Subsidiaries, (ii) profit sharing, savings, deferred compensation, incentive plan, program or arrangement or bonus program benefiting employees or former employees of the Company or any of its Subsidiaries with respect to which the Company or any Subsidiary has a material liability, (iii) fringe or employee benefit plan, program or arrangement that applies to management and other employees of the Company or any of its Subsidiaries, (iv) employment or executive compensation or severance agreement, written or otherwise, with any employee or former employee of the Company or any of its Subsidiaries, and (v) arrangement, plan or agreement providing deferred compensation that is either subject to Section 409A of the Code or grandfathered under prior law pursuant to Section 885(d) of the American Jobs Creation Act of 2004. The plans, programs, agreements, and other arrangements required to be listed on the Company Disclosure Schedule pursuant to this Section 4.14 are referred to together as the "Employee Benefit Plans." The Company and its Subsidiaries have no outstanding phantom stock, stock appreciation rights, restricted stock units or similar equity based awards (other than stock options, the ESPP and any bonus opportunities or obligations payable in cash) which are payable in equity or based upon changes in the value of the equity of the Company or any of its Subsidiaries.

        (b)   The Company has furnished or made available to Parent a copy of each of the Employee Benefit Plans and related plan documents (including trust documents, any amendments to the plan documents or trust documents, insurance policies, service agreements, or Contracts with third party administrators, actuaries, investment managers, consultants and all independent contractors related to such Plans, employee booklets, and the current versions of employment manuals, policy manuals, summary plan descriptions and other authorizing documents, and any employee communications regarding providing any of the above Employee Benefit Plans post termination of employment (excluding COBRA continuation coverage) relating thereto), the most recent actuarial report, where applicable, and has, with respect to each Employee Benefit Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years and any Forms 5330 filed in the last three years and supporting documents related thereto. Each Employee Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation through the Taxpayer Relief Act of 1997, P.L. 105-34). The Company has also furnished Parent with the most recent Internal Revenue Service determination letter issued with respect to each such Pension Plan, and, to the Knowledge of the Company, nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the tax qualified status of any Pension Plan subject to Code Section 401(a). The Company has also furnished or made available to Parent the most recent version of any prospectus prepared in connection with any Pension Plan.

        (c)   (i) None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law or as severance pay or the continuation of life or health benefits after a severance event pursuant to any severance plan, program or arrangement; (ii) neither the Company nor any of its Subsidiaries or ERISA Affiliates has engaged in any "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Benefit Plan that would result in any material liability to the Company, (iii) each Employee Benefit Plan has been administered in all material respects in accordance with its terms and in all material respects in compliance with the requirements prescribed by any and all applicable statutes, rules and regulations (including ERISA and the Code), and, the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or violation of, and, to the Knowledge of the Company, there is no material default or violation by any other party to any of the Employee Benefit Plans; (iv) neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4971 through 4980G, or under Section 5000, of the Code or Title I of ERISA with respect to any of the Employee Benefit Plans; (v) all contributions required to be made by the Company or any of its Subsidiaries to any Employee Benefit Plan have been made on or before their due dates in all material respects and the full amount (or a good faith estimate of the full amount) for contributions to each Employee Benefit Plan for the current plan years has been accrued to the extent required by GAAP; (vi) with respect to each Employee Benefit Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA); (vii) to the Knowledge of the Company, no Employee Benefit Plan is covered by, and neither the Company nor any of its Subsidiaries nor any trade or business (whether or not incorporated) which is, or at any time within the six-year period preceding the date of this Agreement, was treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, maintains or contributes to or at any time within the six-year period preceding the date of this Agreement maintained or contributed to or had an obligation to contribute to any employee benefit plan covered by or has incurred or expects to incur any liability under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; and (viii) no Employee Benefit Plan promises or provides benefits to any of the Company's or its Subsidiaries independent contractors or subcontractors. The Company has not entered into any agreement or understanding with a union that contractually binds the Company to pay a withdrawal fee or charge in the event the Company ceases to participate in the plan or arrangement sponsored by the union. With respect to each Employee Benefit Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all respects as of the date filed) and it has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Employee Benefit Plan. No suit, administrative proceeding, action (other than routine claims for benefits) or other litigation has been brought and is currently outstanding, or to the Knowledge of the Company is threatened, against or with respect to any such Employee Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor. Except as set forth on Schedule 4.14 to the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company or any of its Subsidiaries to any employee in connection with the transactions contemplated hereby will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code, except as may be specifically contemplated in any employment agreement.

        (d)   There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, a change in participation or coverage under, any Employee Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan as reflected in the Company Financial Statements for the most recently completed fiscal year.

        SECTION 4.15 Certain Agreements Affected by the Merger. Except as disclosed on the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) or severance benefit becoming due to any director (or equivalent position), employee or former employee of the Company, any of its Subsidiaries or any other ERISA Affiliate, (ii) increase any benefits otherwise payable by the Company, any of its Subsidiaries or any ERISA Affiliate or (iii) result in the acceleration of the time of payment or vesting, or increase the amount of compensation due any such director (or equivalent position), employee or service provider, of any such benefits.

        SECTION 4.16 Employee Matters.

        (a)   The Company Disclosure Schedule sets forth all loans and material advances to employees and directors (or equivalent positions) of the Company or its Subsidiaries (other than routine travel advances to be repaid or formally accounted for within the thirty days and reflected on the books of the Company) made by the Company and outstanding on the date of this Agreement. Except as set forth on the Company Disclosure Schedule:

        (b)   The Company and each of its Subsidiaries are in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practice, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (c)   The Company and its Subsidiaries have withheld all amounts required by law or by Contract to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

        (d)   The Company and its Subsidiaries have made all required payments to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice) for amounts accrued or due to be paid as of the Effective Date.

        (e)   To the Knowledge of the Company, there are no pending claims against the Company or any of its Subsidiaries for any amounts under any workers compensation plan or policy or for long term disability.

        (f)    Neither the Company nor any of its Subsidiaries, nor any of the group health plans maintained by such parties has any material unsatisfied obligations under COBRA with respect to providing for COBRA continuation coverage to any former employees or qualifying beneficiaries who have elected and paid for coverage or with respect to offering such persons their COBRA election rights thereunder.

        (g)   There are no controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic with respect to which the Company or any of its Subsidiaries would reasonably be expected to have a liability.

        (h)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees. To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conduced or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

        SECTION 4.17 Interested Party Transactions. Except as disclosed in the Company SEC Documents, (i) neither the Company nor any of its Subsidiaries is indebted to any director or officer (or equivalent positions) of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), (ii) no such person is indebted to the Company or any of its Subsidiaries, and (iii) there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

        SECTION 4.18 Insurance. The Company Disclosure Schedule lists all insurance policies owned or held by the Company and its Subsidiaries on the date hereof. All such insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid to the extent due and no notice of cancellation or termination has been received with respect to any such policy.

        SECTION 4.19 Compliance With Laws. Each of the Company and its Subsidiaries has complied, in all material respects, with, is not in material violation of, and has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

        SECTION 4.20 Brokers' and Finders' Fees. Except for payment obligations to the Financial Advisor to be paid by the Company as set forth in an engagement letter, a copy of which has been made available to Parent, the Company and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any of the Contemplated Transactions.

        SECTION 4.21 Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement, if any, shall not, on the date the Proxy Statement is first mailed to the Company's stockholders, at the time of the Special Meeting and any other meeting of the stockholders of the Company, and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting and any other meeting of the stockholders of the Company which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Sub. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Sub which is contained in any of the foregoing documents.

        SECTION 4.22 Opinion of the Financial Advisor. The Company has been advised in writing by the Financial Advisor, that, in its opinion, as of the date hereof, the Offer Price in cash to be received by the holders of the Shares in the Tender Offer and the Merger is fair, from a financial point of view, to such holders.

        SECTION 4.23 Vote Required. The affirmative vote of the holders of a majority of the Company Common Stock outstanding on the record date set for the Special Meeting, if any, is the only vote of the holders of any of the Company's capital stock necessary to approve this Agreement and the Contemplated Transactions.

        SECTION 4.24 Board Approval. The Board of Directors of the Company has (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the Company and the stockholders of the Company and declared that the Merger is advisable, (ii) adopted a resolution approving this Agreement and the Contemplated Transactions, including, without limitation, the Tender Offer and the Merger, and (iii) recommended that the stockholders of the Company accept the Tender Offer, tender their Shares pursuant to the Tender Offer, and approve and adopt this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement.

        SECTION 4.25 Customers and Suppliers. The Company Disclosure Schedule contains a true and complete list of all of the Company's and its Subsidiaries' customers which individually accounted for more than 10% of the Company's consolidated gross revenues during the twelve month period ended October 31, 2005. Except as set forth on the Company Disclosure Schedule, none of the Company's or its Subsidiaries' customers which individually accounted for more than 10% of the Company's consolidated gross revenues during such fiscal year has terminated any agreement with the Company or such Subsidiary. As of the date hereof, no supplier or independent contractor of the Company or its Subsidiaries has indicated that it will stop, or decrease the rate of, supplying materials, products or services to the Company or such Subsidiary. Neither the Company nor any of its Subsidiaries has breached in any respect any Contract with, or engaged in any fraudulent conduct with respect to, any customer, supplier or independent contractor of the Company or its Subsidiaries.

        SECTION 4.26 Earn-out Payments. There are no agreements to which the Company or any of its Subsidiaries is a party pursuant to which either the Company or any Subsidiary is or may be obligated to make payments to a third party (other than incentive payments to employees of the Company and its Subsidiaries) based on earnings, revenues or other performance criteria of the Company or any Subsidiary.

        SECTION 4.27 Agreements. The Company Disclosure Schedule contains a true and complete list of all written Contracts to which any of the Company and its Subsidiaries is a party or by which their properties or assets may be bound and which (a) involve obligations by any party thereto in excess of $100,000, excluding customer contracts, (b) contain any provision or option relating to the sale by any of the Company and its Subsidiaries of any business or assets outside the ordinary course of business, (c) are filed as exhibits to the Company SEC Documents or (d) were entered into outside the ordinary course of business; provided, that notwithstanding the foregoing provisions of this Section 4.27, the Company Disclosure Schedules need not list, and the Contracts referred to above in this Section 4.27 shall not include, agreements for which all of the obligations of the parties thereto have been completely fulfilled or such obligations have been completely terminated. All of such Contracts are valid and binding and in full force and effect against the Company or any of its Subsidiaries that is a party thereto and each of the other parties thereto, and there exists no material breach or default by the Company or any of its Subsidiaries that is a party thereto or, to the Knowledge of the Company, any claim of such a breach or default, or any event which, with notice or lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries that is a party thereto or by any other party thereto. The Company has made available to Parent prior to the date of this Agreement, true and complete copies, including all amendments, modifications and assignments relating thereto, of all of such written Contracts.

        SECTION 4.28 Warranties. To the Knowledge of the Company, there is no state of facts nor occurrence of any event forming the basis of, or that may form the basis of, any present or potential claim against the Company or its Subsidiaries for liability due to any express or implied warranty or arising out of any claims by customers as a result of the ownership, possession, or use of any product sold, leased, or delivered or services rendered by the Company and its Subsidiaries, except for such claims that would not have a Material Adverse Effect on the Company.

        SECTION 4.29 Certain Acts. Neither the Company, nor any of its Subsidiaries, nor any of their former or current officers or directors (or equivalent positions), current employees, current agents or current representatives has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services, that was unlawful or in violation of the policies or procedures of the Company or any customer or vendor of the Company or any of its Subsidiaries (i) to obtain favorable treatment in securing and maintaining business or any Company Authorizations, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or affiliates, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

        SECTION 4.30 Representations Complete. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate furnished to Parent or Sub pursuant to any provision of this Agreement (subject to the applicable Knowledge qualifications) contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

        Parent and Sub hereby jointly and severally represent to the Company as follows (in each case subject to such exceptions and qualifications as are set forth in the Disclosure Schedule delivered by or on behalf of Parent and Sub to, and received by, the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Schedule") and expressly identify the provision of this Article V qualified thereby, it being agreed that, for all purposes of this Agreement, the accuracy of the representations and warranties contained in this Article V shall be determined with reference to the Parent Disclosure Schedule) (the disclosure of any exception or qualification in the Parent Disclosure Schedule under any Section of this Article V shall, should the existence of such fact or item or its contents be relevant to any other Section(s) of this Article V, be deemed to be disclosed with respect to such other Section(s) if it is readily apparent on its face that such exception or qualification is relevant to any such other Section(s) of this Article V whether or not the Parent Disclosure Schedule includes an explicit cross reference to such other Section(s) and whether or not such other Section(s) contemplate the Parent Disclosure Schedule):

        SECTION 5.01 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Sub. Neither Parent nor Sub is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents. References in this Article V to "Schedules" shall refer to the Schedules delivered by or on behalf of the Company to Parent on the date of this Agreement in connection with, or as part of, the Company Disclosure Schedule.

        SECTION 5.02 Authority. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity. Except as set forth on the Parent Disclosure Schedule, the execution and delivery of this Agreement does not, and will not, as the case may be, and the consummation of the Contemplated Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate of incorporation or bylaws of Parent or of Sub, as amended, or (ii) any mortgage, indenture, lease, note, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or any of their properties or assets, or to which Parent or Sub or any of their properties or assets is subject or bound or that give rise to any Liens except where such conflict, violation, default, termination, amendment, cancellation or acceleration with respect to the foregoing provisions of (ii) would not, individually or in the aggregate, have had a Material Adverse Effect on Parent. Except as set forth on the Parent Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent and Sub of the Contemplated Transactions except for the filing of the Certificate of Merger as provided in Section 2.02 of this Agreement or other filings specifically provided for in this Agreement.

        SECTION 5.03 Governmental Authorization. No consent, license, permit, grant, or other authorization of a Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub of the Contemplated Transactions, except for the filing of the Certificate of Merger as provided in

Section 2.02 of this Agreement, filings under the rules of the Exchange Act, or other filings specifically provided for in this Agreement.

        SECTION 5.04 Litigation. Except as set forth on the Parent Disclosure Schedule, there is no agreement, judgment, injunction, decree or order against Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such) that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, has or would have a Material Adverse Effect on the ability of Parent to consummate the transactions contemplated by this Agreement.

        SECTION 5.05 Broker's and Finders' Fees. Except for payment obligations to Parent's financial advisor to be paid by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        SECTION 5.06 Board Approval. The respective Board of Directors of Parent and Sub have approved this Agreement and the Merger, and the Board of Directors of Sub has recommended that the stockholder of Sub approve this Agreement and the consummation of the Merger.

        SECTION 5.07 Required Funds. Parent has, and will provide to Sub at the expiration of the Offer and at the Closing, funds on hand necessary to consummate the Contemplated Transactions and to pay all related fees and expenses.

        SECTION 5.08 Stock Ownership. As of the date hereof, neither Parent nor Sub beneficially owns any Shares.

        SECTION 5.09 Information Provided. The written information supplied by or on behalf of Parent or Sub for inclusion in the Schedule 14D-9, on the date the Schedule 14D-9 is filed with the SEC, and on the date the Schedule 14D-9 is first published, sent or given to stockholders of the Company, shall comply in all material respects with the provisions of applicable securities laws, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, any event relating to Parent or Sub should be discovered by Parent or Sub which should be set forth in an amendment to the Schedule 14D-9, Parent shall promptly inform the Company and its counsel.

        SECTION 5.10 No Operations of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub was incorporated only for the purpose of consummating the Contemplated Transactions.

        SECTION 5.11 Representations Complete. No representation or warranty made by Parent or Sub contained in this Agreement, and no statement contained in the Parent Disclosure Schedule or in any certificate furnished to the Company pursuant to any provision of this Agreement (subject to the applicable Knowledge qualifications) contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE VI

COVENANTS

        SECTION 6.01 Conduct of Business of the Company. During the period beginning on the date of this Agreement and ending at the Effective Time (the "Restricted Period"), the Company agrees, and agrees to cause its Subsidiaries (except to the extent expressly contemplated by this Agreement, required by applicable rule or regulation or as consented to in writing by Parent, which consent shall not be unreasonably delayed or withheld), to carry on its and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its Subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its and its Subsidiaries' present business organizations, use commercially reasonable efforts consistent with past practice to keep available the services of its and its Subsidiaries' present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its and its Subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its Subsidiaries. During the Restricted Period, the Company further agrees to promptly notify Parent of any event or occurrence (i) that would result in a material breach of any covenant or agreement of the Company or any of its Subsidiaries set forth in this Agreement, (ii) that would cause any representation or warranty of the Company set forth in this Agreement to be untrue in any material respect as of the date of such event or occurrence, or (iii) which, individually or in the aggregate, would have a Material Adverse Effect on the Company. During the Restricted Period, except as expressly contemplated by this Agreement, the Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent (which consent shall not be unreasonably delayed or withheld):

        (a)   Charter Documents. Amend the Certificate of Incorporation, Bylaws or the equivalent organizational documents of the Company or any of the Company's Subsidiaries;

        (b)   Dividends; Changes in Capital Stock. Except as contemplated by this Agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends by a Subsidiary of the Company to the Company or another Subsidiary of the Company), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors (or equivalent positions) and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its Subsidiaries;

        (c)   Stock Option Plans, Etc. Except as expressly contemplated by this Agreement, take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock option or benefit plans or, except as may be required pursuant to the terms of any such plan or any agreement entered into prior to the date hereof pursuant thereto, authorize cash payments in exchange for any options or other rights granted under any of such plans;

        (d)   Material Contracts. Enter into any Contract or commitment, or violate, terminate, amend or otherwise modify or waive any of the terms of any of its Contracts or commitments, except for those contracts and commitments that satisfy any of the following requirements: (i) relate to sales of products or services or purchases of supplies in the ordinary course of business that will be fully performed by all parties thereto within one year or less from the date such contract or commitment is entered into and involve less than $600,000, (ii) involve less than $25,000 or (iii) are terminable by the Company upon notice of 90 days or less;

        (e)   Issuance of Securities. Issue, deliver, grant, sell or authorize or propose the issuance, delivery, grant, sale or authorization of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights (including rights issued or issuable pursuant to the Rights Agreement, a stockholder rights plan or "poison pill"), warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (other than the issuance of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement) or modify any outstanding securities convertible into shares of its capital stock or subscription rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue such shares or other convertible securities;

        (f)    Intellectual Property. Transfer or license to any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice;

        (g)   Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope with respect to any of its services, products, processes or technology;

        (h)   Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, in an amount in excess of $100,000, except in the ordinary course of business consistent with past practice;

        (i)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness (other than borrowings under existing lines of credit) or issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others;

        (j)    Leases. Enter into any operating lease providing for payments in excess of $10,000 per year or any lease of real property;

        (k)   Payment of Obligations. Pay, discharge, satisfy, settle or compromise in an amount in excess of $50,000 in any one case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements or as required in connection with the Contemplated Transactions;

        (l)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business and consistent with past practice;

        (m)  Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

        (n)   Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business, in any case only if true and correct copies of such plans, policies and agreements shall have been made available to Parent;

        (o)   Employee Benefit Plans; New Hires; Pay Increases. (i) Enter into any collective bargaining agreement; (ii) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors or officers (or equivalent positions) or employees; (iii) pay any special bonus or special remuneration to any director (or equivalent position) or employee (except for bonuses based on performance of the Company, its Subsidiaries and employees for prior periods which are consistent with past practices, or otherwise pursuant to incentive compensation or bonus incentive plans and policies in force as of the date of this Agreement, or unless required pursuant to an agreement outstanding on the date hereof and listed on the Company Disclosure Schedule, in any case only if correct and complete copies of such plans, policies and agreements shall have been made available to Parent); or (iv) increase the salaries or wage rates of its employees, except for increases in salaries and wages in accordance with past practices;

        (p)   Severance Arrangements. (i) Enter into any employment agreement with any director or officer (or equivalent positions) or employee or (ii) grant or increase any severance or termination pay or any benefits to, or enter into any severance or termination agreement with, (A) any director or officer (or equivalent positions), or (B) any employee, except payments that are not in excess of thirty days base compensation and are made in the ordinary course of business consistent with past practice to employees who make less than $50,000 in annual base compensation; provided that the Company may enter into severance agreements with certain employees of the Company to be identified by Parent prior to the Effective Time;

        (q)   Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

        (r)   Acquisitions. Acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries' business, taken as a whole, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

        (s)   Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, or settle any claim or assessment in respect of Taxes;

        (t)    Notices. Fail to give any notice or provide other information required by applicable law to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the Contemplated Transactions except to the extent that the failure to do any of the foregoing would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent;

        (u)   Revaluation. Revalue any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business except as required by GAAP;

        (v)   Accounting. Neither the Company nor any of its Subsidiaries shall make any change in accounting principles, practices or methods which is not required by U.S. GAAP or recommended by its auditors;

        (w)  Restrictive Agreements. Enter into any agreement with any third party which limits in any manner the territory or scope of activities which the Company or any of its Subsidiaries may engage other than those agreements with systems integrators which restrict contact with the third party end user;

        (x)   New Subsidiaries. Establish or acquire any new Subsidiary; or

        (y)   Other. Take or agree in writing or otherwise to take any of the actions described in Sections 6.01(a) through (v) above.

        SECTION 6.02 No Solicitation.

        (a)   The Company will not, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or affiliates not to, directly or indirectly, take any of the following actions with any party other than Parent and Sub: (i) solicit, initiate, or knowingly encourage or facilitate any proposals or offers from, or engage in negotiations with any party relating to an Alternative Transaction (as hereinafter defined); (ii) provide information with respect to it to any party, other than Parent and Sub, relating to, or otherwise cooperate with, knowingly encourage or facilitate any effort or attempt by any such party with regard to, an Alternative Transaction; or (iii) enter into any agreement with any party providing for an Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of the Company will be permitted, subject to compliance with the other terms of this Section 6.02, (A) to take and disclose a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer, (B) subject to first entering into a confidentiality agreement with the party proposing an Alternative Transaction (an "Acquisition Proposal") on terms substantially similar to, and no less favorable to the Company than, those contained in the Confidentiality Agreement, in response to a bona fide written Acquisition Proposal that is, or could reasonably be believed to constitute, a Superior Proposal (as hereinafter defined) to consider and participate in discussions and negotiations with respect to such proposal and provide information in connection therewith for the purpose of fulfilling its fiduciary duties.

        (b)   As used in this Agreement:

          (i)    "Alternative Transaction" means any of (A) a transaction pursuant to which any party (or group of parties) other than Parent or Sub, directly or indirectly, acquires or would acquire more than 10% of the outstanding Shares or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, reorganization, share exchange, consolidation or other business combination involving the Company (other than the Merger), (C) any transaction pursuant to which any party (or group of parties) other than Parent or Sub acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiary of the Company representing more than 10% of the fair market value of all the assets, net revenues or net income of the Company on a consolidated basis immediately prior to such transaction, (D) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of Shares immediately prior to such transaction do not, in the aggregate, own at least 90% of the outstanding shares of capital stock and outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, or (E) any other transaction that is conditioned or predicated on the Merger not being completed in accordance with the terms of this Agreement or is intended or could reasonably be expected to result in the Merger not being so completed; and

          (ii)   "Superior Proposal" means a bona fide written proposal (not solicited by or on behalf of the Company or any of its Subsidiaries or any of their respective officers, directors, employees, agents or representatives in breach of Section 6.02(a) or (e) of this Agreement) made by a third party after the date of this Agreement that if consummated would result in such third party (or the holders of its equity) owning, directly or indirectly, more than 50% of the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company determines in good faith (after consultation with the Financial Advisor and outside legal counsel) to be (A) more favorable to the stockholders of the Company from a financial point of view than the Tender Offer and the Merger and the Contemplated Transactions (taking into account all the terms and conditions of such proposal and this Agreement including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise), and (B) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

        (c)   The Company will notify Parent as promptly as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Tender Offer, within 24 hours)) after the Company has Knowledge of the receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or of its Subsidiaries by any party that informs the Board of Directors of the Company that it is considering making or has made an Acquisition Proposal. Such notice to Parent will be made orally and in writing, and will indicate the identity of the party making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any of its Subsidiaries and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition

Proposal. The Company will, on a reasonably current basis (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Tender Offer, within 24 hours)), provide to Parent a written description of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company will also as promptly as practicable (but in any event within 48 hours (or, during any five day period preceding a scheduled expiration of the Tender Offer, within 24 hours)), notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.02(a) of this Agreement.

        (d)   The Board of Directors of the Company will not (i) (A) withdraw (or modify in a manner adverse to Parent) the recommendation by the Board of Directors of the Company in favor of the Tender Offer, this Agreement, and the Merger, (B) determine that this Agreement or the Merger is no longer advisable, (C) recommend that the stockholders of the Company reject this Agreement, the Tender Offer or the Merger, (D) resolve, agree or propose publicly to take any such actions, or (E) recommend the approval or adoption of any Acquisition Proposal, (ii) adopt or approve any Acquisition Proposal or withdraw its approval of the Tender Offer, this Agreement, or the Merger, or resolve or agree to take any such actions, (iii) without limiting Section 6.02(d)(i) of this Agreement, propose publicly to adopt or approve any Acquisition Proposal or propose publicly to withdraw its approval of the Tender Offer, this Agreement, or the Merger or resolve or agree to take any such actions, or (iv) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or another agreement (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended or reasonably likely to lead to any Alternative Transaction or Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.02(a) of this Agreement) or resolve or agree to take any such actions (each board action set forth in clauses (i)-(iv) of this Section 6.02(d) being referred to herein as a "Company Adverse Recommendation Change").

        Notwithstanding the foregoing, prior to the Acceptance Date, the Board of Directors of the Company may in response to a bona fide written Acquisition Proposal that constitutes a Superior Proposal, effect a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 8.01(f) and substantially concurrently therewith enter into a binding Alternative Acquisition Agreement containing the terms of a Superior Proposal; provided, however, that (1) the Company Board may not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) will be void and of no force or effect, unless the Company has complied in all material respects with all provisions of this Section 6.02, including the notification provisions in this Section 6.02, in connection with such Superior Proposal, and with all applicable requirements of Section 8.05 (including the payment of the Termination Fee prior to or simultaneously with such termination) and (2) the Company may not exercise its right to terminate this Agreement pursuant to Section 8.01(f), (x) until after the fifth day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal and that the Board of Directors of the Company will, subject to any action taken by Parent pursuant to this sentence, cause the Company to accept such Superior Proposal, which notice will specify the material terms and conditions of the Superior Proposal and identify the party making such Superior Proposal (a "Notice of Superior Proposal") (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal will require a new Notice of Superior Proposal and a new five day period), and (y) unless after such fifth day such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company so determines in accordance with the definition of "Superior Proposal". Notwithstanding the foregoing, unless and until this Agreement is terminated in accordance with Section 8.01(f), nothing in this Section 6.02 will affect the obligations of the Company or the rights of Parent or Sub under any other provision of this Agreement, including the obligations of the Company pursuant to Section 2.10 of this Agreement.

        (e)   The Company will, and will cause its Subsidiaries and their respective officers, directors, agents and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and its representatives) conducted heretofore with respect to any Alternative Transaction and will use commercially reasonable efforts to cause all persons other than Parent who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and stand still provisions of any agreement to which the Company or its Subsidiaries is a party or becomes a party, and will immediately take all steps necessary to terminate any approval that may have heretofore been given under any such provisions authorizing any party to make an Acquisition Proposal, unless the Board of Directors of the Company determines in good faith that such Acquisition Proposal is a Superior Proposal.

        (f)    The Company will ensure that the officers, directors, bankers and attorneys of the Company or its Subsidiaries, and will use commercially reasonable efforts to ensure that all other employees, agents and other representatives of the Company or its Subsidiaries, are aware of the restrictions in this Section 6.02 as reasonably necessary to avoid violations thereof. Any violation of the restrictions set forth in this Section 6.02 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant, or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, will be deemed to be a breach of this Section 6.02 by the Company.

        SECTION 6.03 Access to Information. Each of Parent and the Company shall afford the other party and the other party's officers, employees, accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Parent's and the Company's and their Subsidiaries' properties, books, Contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of Parent and the Company and their Subsidiaries as the Company or Parent may reasonably request; provided, however, that the Company shall not be obligated to make available or otherwise disclose to Parent or Sub any information bearing on a proposed transaction with the Company or its Subsidiaries, including, without limitation, any offers, term sheets, confidentiality agreements, valuations or analysis, or reports from counsel or the Financial Advisor. Each of Parent and the Company agrees to provide to the other party and the other party's accountants, counsel and other representatives copies of internal financial statements with reasonable diligence upon request. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Parent and the Company shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        SECTION 6.04 Confidentiality. The parties acknowledge that each of Parent and the Company have previously executed a confidentiality agreement dated effective September 19, 2005. Paragraphs 1 and 2 of such confidentiality agreement regarding the treatment of confidential information (the "Confidentiality Provisions") shall continue in full force and effect until the earlier of (a) the Effective Time and (b) September 19, 2010.

        SECTION 6.05 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or nonconfidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the Contemplated Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with the NASD.

        SECTION 6.06 Consents; Cooperation.

        (a)   Each of Parent and the Company shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material Contracts (excluding customer contracts) in connection with the Merger for the assignment thereof or otherwise. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal or state antitrust or fair trade law.

        (b)   Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as volatile of any Antitrust Law, each of Parent and the Company shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any of the other Contemplated Transactions, unless by mutual agreement Parent and the Company decide that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Parent shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the Outside Date. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. The Parent and the Company also agree to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the Contemplated Transactions: entering into negotiations; and providing information required by law or governmental regulation. Notwithstanding anything to the contrary in this Section 6.06, neither the Parent nor the Company nor any of their respective Subsidiaries shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected, as of the date hereof, to be realized from the consummation of the Contemplated Transactions.

        (c)   Notwithstanding anything to the contrary in Section 6.06(a) or (b), (i) neither Parent nor any of its Subsidiaries shall be required to divest any of their respective businesses, services, product lines or assets, or to take or agree to take any other action or agree to any limitation that, individually or in the aggregate, would have a Material Adverse Effect on Parent or of Parent combined with the Surviving Corporation after the Effective Time or (ii) neither the Company nor its Subsidiaries shall be required to divest any of their respective businesses, services, product lines or assets, or to take or agree to take any other action or agree to any limitation that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

        SECTION 6.07 Legal Requirements. Each of Parent, Sub and the Company will, and will cause their respective Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the Contemplated Transactions by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the Contemplated Transactions by this Agreement and will take all commercially reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        SECTION 6.08 Employee Benefit Plans.

        (a)   The Company shall terminate each Stock Option Plan, the ESPP, and each Employee Benefit Plan to the extent permitted by the terms of the applicable plan. On the Closing Date, the Company shall deliver to Parent an updated Company Disclosure Schedule current as of such date.

        (b)   Following the Effective Time, the Surviving Corporation shall (subject to this Section 6.08), or, as applicable, shall cause its Subsidiaries to, honor all obligations under any Contracts, agreements, collective bargaining agreements, employee benefit plans (as such may be amended in accordance with this Agreement) and commitments of the Company and/or its Subsidiaries that exist on the date of this Agreement (or as established or amended in accordance with or as permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or any of its Subsidiaries; provided, however, that this undertaking is not intended to prevent the Surviving Corporation or its Subsidiaries from amending, modifying, suspending, revoking or terminating any such Contract, agreement, collective bargaining agreement or commitment after the Effective Time in accordance with the terms thereof.

        SECTION 6.09 Indemnification of Directors and Officers.

        (a)   The Surviving Corporation from and after the Effective Time shall assume and agree to be bound by any indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time (the "Indemnified Parties"), which provisions shall survive the Merger and shall continue in full force and effect. The foregoing provisions of this Section 6.09 shall not prevent any amendment of such indemnification provisions in the Certificate of Incorporation of the Surviving Corporation or any termination of such indemnification provisions as a result of a merger, dissolution or other similar transaction involving the Surviving Corporation; provided that any such amendment or termination shall not limit in any way the obligations of the Surviving Corporation to provide indemnification under this Section 6.09; and provided further that the indemnification provisions now existing in the Certificate of Incorporation or Bylaws of the Company shall be deemed to survive notwithstanding such amendment or termination.

        (b)   For six years after the Effective Time, Parent shall use commercially reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof (including, without limitation, the scope and amount of the coverage and the exclusions in any such policy), provided that in satisfying its obligation under this Section 6.09, Parent shall not be obligated to pay premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if Parent is unable to obtain the insurance required by this Section 6.09, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

        (c)   To the extent there is any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) against an Indemnified Party that arises out of or pertains to any action or omission in his or her capacity as director or officer of the Company occurring prior to the Effective Time, or arises out of or pertains to the transactions contemplated by this Agreement for a period of six years after the Effective Time (whether arising before or after the Effective Time), in each case for which such Indemnified Party is indemnified under this Section 6.09, such Indemnified Party shall be entitled to be represented by counsel, which counsel shall be counsel of the Surviving Corporation (provided that if use of counsel of the Surviving Corporation would be expected under applicable standards of professional conduct to give rise to a conflict between the position of the Indemnified Person and of the Surviving Corporation, the Indemnified Party shall be entitled instead to be represented by counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation). Following the Effective Time the Surviving Corporation shall pay the reasonable fees and expenses of such counsel with respect to a claim for which such Indemnified Party is indemnified under this Section 6.09 promptly after statements therefor are received; provided, however, that the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the position of any two or more Indemnified Parties.

        (d)   This Section 6.09 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and each Indemnified Person, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by each Indemnified Person.

        SECTION 6.10 Commercially Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the Contemplated Transactions and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the Contemplated Transactions.

ARTICLE VII

CONDITIONS

        SECTION 7.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may, to the extent permitted by law, be waived, in writing, by agreement of all the parties hereto:

          (a)   Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if any, required by the DGCL and the Company's Certificate of Incorporation, as amended.

          (b)   No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use commercially reasonable efforts to have such injunction or other order lifted.

          (c)   Governmental Approval. All waiting periods, if any, relating to the Contemplated Transactions will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the Contemplated Transactions shall have been obtained. Parent, the Company and Sub and their respective Subsidiaries shall have timely obtained from each other applicable Governmental Entity all material approvals, waivers and consents necessary for consummation of or in connection with the Merger.

          (d)   Purchase of Shares. Parent, Sub, or an affiliate of Parent or Sub shall have purchased the Shares properly tendered pursuant to the Tender Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Acceptance Date, which is the first date on which Parent or Sub accepts for payment Shares validly tendered and not validly withdrawn pursuant to the Tender Offer (the "Acceptance Date"), by action taken or authorized by the Board of Directors of the terminating party in accordance with the following:

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company, upon written notice to the other party, if:

          (i)    any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling permanently enjoining or otherwise prohibiting the consummation of the Contemplated Transactions; or

          (ii)   the Tender Offer shall have validly expired, terminated or been withdrawn pursuant to its terms and the terms of this Agreement without any Shares having been purchased; provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal reason for the failure of Parent or Sub to purchase Shares in the Tender Offer; or

          (iii)  the Acceptance Date has not occurred by February 10, 2006 (the "Outside Date"); provided that no party may terminate this Agreement pursuant to this clause (iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the purchase of Shares pursuant to the Tender Offer shall not have occurred on or before such date;

        (c)   by the Company if:

          (i)    Parent shall have failed to commence the Tender Offer when required by this Agreement; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c), (A) after the Tender Offer has commenced or (B) if the Company is in breach of this Agreement in a manner that materially affects the ability of Parent to commence the Tender Offer; or

          (ii)   there shall have been a breach by Parent or Sub of any of their respective covenants or agreements hereunder that materially adversely affects (or materially delays) Parent's or Sub's ability to consummate the Tender Offer or the Merger, and, in the case of a breach capable of being cured, Parent or Sub, as the case may be, has not cured such breach within ten days after written notice by the Company thereof; or

          (iii)  there shall have been a breach of a representation or warranty on the part of Parent or Sub set forth in this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, such that the ability of Parent or Sub to consummate the Tender Offer or the Merger in accordance with the terms of this Agreement shall be materially adversely affected (or materially delayed) and, in the case of a breach capable of being cured, Parent or Sub, as the case may be, has not cured such breach within ten days after written notice by the Company thereof;

        (d)   by Parent and Sub if:

          (i)    there has been a breach of a representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Annex A to this Agreement would be incapable of being satisfied by the Outside Date and, in the case of a breach capable of being cured, the Company has not cured such breach within ten days after written notice by Parent or Sub thereof; or

          (ii)   there shall have been a breach by the Company of one or more of its covenants or agreements hereunder constituting, in the aggregate, a Material Adverse Change or materially adversely affecting (or materially delaying) the consummation of the Tender Offer or the Merger, and, in the case of a breach capable of being cured, the Company has not cured such breach within ten days after written notice by Parent or Sub thereof;

        (e)   by Parent and Sub, if the Company shall have, prior to the Acceptance Date:

          (i)    effected a Company Adverse Recommendation Change;

          (ii)   willfully and materially breached its obligations under Section 6.02 of this Agreement; or

          (iii)  following receipt by the Company of an Acquisition Proposal, either (A) failed to file a Schedule 14D-9 in which the Company recommends against such Acquisition Proposal, or (B) failed to publicly reaffirm the Company Board's recommendation of the Offer, in each case, within ten days of receipt of the Acquisition Proposal;

provided, that if the Company sends a notice of its intention to terminate this Agreement pursuant to Section 8.01(c) of this Agreement, the sending of such notice in and of itself shall not be deemed to be a breach or default by the Company that would permit Parent to terminate this Agreement pursuant to this Section 8.01(e); or

        (f)    by the Company prior to the Acceptance Date at such time as there shall have been a Company Adverse Recommendation Change in compliance with Section 6.02 as a result of a Superior Proposal. Notwithstanding the foregoing, the Company may not terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of Section 6.02 with respect to such Superior Proposal or such Company Adverse Recommendation Change.

        The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

        SECTION 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01 of this Agreement, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Sections 6.04, 8.05 and Article IX of this Agreement and this Section 8.02 which shall survive the termination); provided, however, that nothing contained in this Section 8.02 shall relieve any party hereto from any liability for any willful breach of a representation, warranty, or covenant contained in this Agreement prior to such termination.

        SECTION 8.03 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Company and Parent (on behalf of itself and Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Shares, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

        SECTION 8.04 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by the other party, and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        SECTION 8.05 Termination Fees; Expenses.

        (a)   The Company will pay to Parent, by wire transfer of immediately available funds, an amount equal to the sum of $150,000 plus any and all of the fees, costs, and expenses incurred or to be incurred by Parent in connection with the Tender Offer or the Merger (collectively, the "Parent Transaction Costs"), including, without limitation, any and all financial advisory fees, banking fees, accounting fees, legal fees, proxy costs, and similar fees, costs, and expenses (provided, however, that the Company shall not be obligated to pay the Parent Transaction Costs to Parent in any amount in excess of $50,000 pursuant to this Section 8.05) (the "Termination Fee") if this Agreement is terminated as follows:

          (i)    if Parent terminates this Agreement pursuant to Section 8.01(e)(i) or (iii), then the Company will pay the Termination Fee on the business day following such termination;

          (ii)   if the Company terminates this Agreement pursuant to Section 8.01(f), then the Company will pay the Termination Fee prior to or simultaneously with such termination; and

          (iii)  if (A) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii) at which time a publicly announced proposal to implement an Alternative Transaction remains outstanding and the Minimum Condition has not been satisfied and (B) the Company enters into an agreement providing for an Alternative Transaction within six months after such termination, then the Company will pay the Termination Fee at the time of execution of such agreement.

        (b)   The Company acknowledges that the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 8.05, the Company will also pay to Parent interest on such amount from the date this payment was due until the date it was made equal to the lesser of (i) 8.5% per annum, compounded monthly, or (ii) the maximum rate permitted by applicable law, on the date such payment was required to be made. It is specifically agreed that the amount to be paid pursuant to this Section 8.05 represents an alternate agreement and is not a penalty.

        (c)   Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

ARTICLE IX

MISCELLANEOUS

        SECTION 9.01 Survival at Effective Time. The representations, warranties, covenants and agreements set forth in this Agreement shall terminate at the Effective Time, except (i) that the agreements set forth in Articles I and II, Sections 6.09, 8.02, and 8.03, and this Article IX shall survive the Effective Time.

        SECTION 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:	Trilogy, Inc. 6011 West Courtyard Drive Austin, Texas 78730 Attention: Mr. Joseph Liemandt Facsimile No.: 512-874-8900 Telephone No.: 512-874-3100
with a copy to:	Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, Texas 75202 Attention: Dennis R. Cassell, Esq. Facsimile No.: (214) 200-0788 Telephone No.: (214) 651-5319
if to the Company, to:	Versata, Inc. 300 Lakeside Drive, Suite 1300 Oakland, California 94612 Attention: Mr. David Chamberlain Facsimile No.: 510-238-4101 Telephone No.: 510-628-1000
with a copy to:
O'Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention: Peter T. Healy, Esq. and
Steve Camahort, Esq.
Facsimile No.: 415-984-8701
Telephone No.: 415-984-8700

        SECTION 9.03 Interpretation. As used in this Agreement, (i) "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references made in this Agreement to Article, Section, subsection, paragraph, Schedule and Exhibit are to the Articles, Sections, subsections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise indicated, (iii) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (iv) the word "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity, (v) the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation," (vi) the phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 7, 2005, (vii) the word "or" shall not be exclusive and (viii) provisions shall apply, when appropriate, to successive events and transactions. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.04 Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

        SECTION 9.05 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, and the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Provisions, which shall continue in full force and effect; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth in Sections 2.07, 6.09, and 8.02 of this Agreement; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        SECTION 9.06 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        SECTION 9.07 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        SECTION 9.08 Governing Law.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware without regard to any applicable conflicts of law rules.

        (b)   Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or, in the event that the Court of Chancery in the State of Delaware may not exercise jurisdiction, the federal courts of the United States of America located in Delaware) in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.08(b) and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purpose.

        SECTION 9.09 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

* * * *

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRILOGY, INC.
Name: Title:
V ACQUISITION, INC.
Name: Title:
VERSATA, INC.
Name: Title:

ANNEX A

Conditions to the Tender Offer

        Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the "Agreement") of which this Annex A is a part.

        SECTION 1 Conditions to Commence the Tender Offer.

        Notwithstanding any other provision of the Tender Offer (subject to the provisions of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), Parent shall not be required to commence the Tender Offer or file the Schedule TO if, at any time on or after the date of the Agreement and prior to the commencement date, any of the following conditions shall have occurred and exist immediately prior to the commencement date:

        (a)   there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Tender Offer, the Merger, or the Parent, the Company or any other affiliate of Parent, by any Governmental Entity or any court of competent jurisdiction (i) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Tender Offer, the acceptance for payment of, or payment for, any Shares by Parent, Sub or any other affiliate of Parent pursuant to the Tender Offer, or the consummation of the Merger; (ii) that prohibits or materially limits the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries; (iii) that imposes material limitations on the ability of Parent, Sub or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Tender Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated by the Agreement; (iv) that compels the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or (v) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of this paragraph (a);

        (b)   any of the representations and warranties of the Company in the Agreement shall not be true and correct in all material respects (or any of the representations and warranties that are qualified by their terms by a reference to materiality as so qualified shall not be true and correct in all respects) on the date of the Agreement (except to the extent any such representations and warranties speak as of a specific date or period, or as of the date of the Agreement, in which case any of such representations and warranties shall not be so true and correct as of such specific date or as of the date of the Agreement, respectively);

        (c)   a Material Adverse Change shall have occurred and exist;

        (d)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement; or

        (e)   the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable and good faith judgment of Parent or Sub, in any such case, makes it inadvisable to proceed with the Tender Offer or the acceptance for payment of, or payment for, Shares thereunder.

        SECTION 2 Conditions to Accept and Pay for Shares.

        Notwithstanding any other provision of the Tender Offer (subject to the provisions of the Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the

Exchange Act), and in addition to (and not in limitation of) Parent's rights to extend and amend the Tender Offer at any time in its sole discretion in accordance with (and subject to) the terms of the Agreement, Parent shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or the payment for any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Tender Offer), if (i) there shall not have been validly tendered and not validly withdrawn pursuant to the Tender Offer prior to the Initial Expiration Date (or extended expiration date of the Tender Offer, if and as applicable) such number of outstanding Shares which, when added to the Shares, if any, beneficially owned by Parent or Sub, would constitute at least a majority of the Shares outstanding on a fully-diluted basis (on a "fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to Options with an exercise price less than the Offer Price that have vested as of the Acceptance Date (including all options for which vesting accelerates on the Acceptance Date) or that are scheduled to vest within 120 days following the Acceptance Date and any Shares owned by Parent, Sub or an affiliate of Parent or Sub) on the Acceptance Date (the "Minimum Condition"); (ii) any applicable waiting period under any material foreign, federal or state, antitrust, competition or fair trade law, shall not have expired or terminated prior to the Acceptance Date, or (iii) at any time on or after the date of the Agreement and prior to the Acceptance Date (as it may be extended in accordance with the terms of the Agreement), any of the following conditions shall have occurred and exist immediately prior to the Acceptance Date:

        (a)   there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Tender Offer, the Merger, or the Parent, the Company or any other affiliate of Parent, by any Governmental Entity or any court of competent jurisdiction (i) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Tender Offer, the acceptance for payment of, or payment for, any Shares by Parent, Sub or any other affiliate of Parent pursuant to the Tender Offer, or the consummation of the Merger; (ii) that prohibits or materially limits the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries; (iii) that imposes material limitations on the ability of Parent, Sub or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Tender Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Agreement and the transactions contemplated by the Agreement; (iv) that compels the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or (v) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of this paragraph (a);

        (b)   any of the representations and warranties of the Company in the Agreement (i) shall not be true and correct in all material respects (or any of the representations and warranties that are qualified by their terms by a reference to materiality as so qualified shall not be true and correct in all respects) on the date of the Agreement and (ii) on the Acceptance Date, shall not be true and correct in all respects as though such representations and warranties were made on and as of such time, except for breaches or inaccuracies of representations or warranties arising between the date of the Agreement and the Acceptance Date (except to the extent any such representations and warranties speak as of a specific date or period, or as of the date of the Agreement, in which case any of such representations and warranties shall not be so true and correct as of such specific date or as of the date of the Agreement, respectively), the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to constitute a Material Adverse Change (as hereinafter defined);

        (c)   a Material Adverse Change shall have occurred and exist;

        (d)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Agreement;

        (e)   the Board of Directors of the Company shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Tender Offer, the Merger or the Agreement or shall have resolved to do any of the foregoing or there shall have been a Company Adverse Recommendation Change;

        (f)    the Company, Parent and Sub shall have agreed that Parent shall terminate the Tender Offer or postpone the acceptance for payment of or payment for shares thereunder;

        (g)   the Agreement shall have been terminated in accordance with its terms;

        (h)   the fees, costs, and expenses incurred or to be incurred by the Company in connection with the Tender Offer or the Merger (collectively, the "Company Transaction Costs"), including, without limitation, any and all financial advisory fees, banking fees, accounting fees, legal fees, proxy costs, and similar fees, costs, and expenses shall not have been paid, or the Company shall not have reserved sufficient cash to pay all of the Company Transaction Costs;

        (i)    Parent shall have failed to receive a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company (in their respective capacities as officers of the Company), dated as of the scheduled Expiration Date to the effect that the conditions set forth in paragraphs (b), (c) and (d) of this Annex A have not occurred;

        (j)    the Company shall not have obtained, and Parent shall not have been furnished with evidence satisfactory to Parent of, any material consent or approval required in connection with the Contemplated Transactions;

        (k)   that certain lease termination agreement by and between SIC-LAKESIDE DRIVE, LLC and the Company and all related documents with respect to that certain Lease Agreement dated April 10, 2000 by and between Kaiser Aluminum & Chemical Corporation, through its agent, Kaiser Center, Inc., and the Company, as amended, as contemplated by the Company Disclosure Schedule, shall not be in full force and effect (unless such lease termination agreement and all such related documents have otherwise been completely satisfied pursuant to their terms) or the Company shall have violated any obligation of the Company under, or any other provision of, such lease termination agreement or any such related documents; or

        (l)    that certain Loan and Security Agreement dated November 30, 2005 and all related documents by and between Venture Banking Group and the Company, as contemplated by the Company Disclosure Schedule, shall not be in full force and effect (unless such loan and security agreement and all such related documents have otherwise been completely satisfied pursuant to their terms) or the Company shall have violated any obligation of the Company under, or any other provision of, such loan and security agreement or any such related documents;

which, in the reasonable and good faith judgment of Parent or Sub, in any such case, makes it inadvisable to proceed with the Tender Offer or the acceptance for payment of, or payment for, Shares thereunder.

        SECTION 3 General.

        For purposes of the Agreement and this Annex A, a "Material Adverse Change" shall be deemed to have occurred if an event, change, condition or effect has occurred that, individually or together with all other events, changes, conditions or effects, would have, or could reasonably be expected to have, an adverse effect of $300,000 or more on the business, condition (financial or otherwise), capitalization, property, assets, liabilities, operations, or results of operations of the Company and its Subsidiaries, taken as a whole (whether or not arising from transactions in the ordinary course of business). Notwithstanding the foregoing, the parties hereto agree that none of the following shall be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Change: (i) any change in general economic conditions other than changes which have had a materially disproportionate adverse affect on the business of the Company or its Subsidiaries; (ii) any change affecting the industry in which the Company and its Subsidiaries operate other than changes which have had a materially disproportionate adverse affect on the business of the Company or its Subsidiaries (relative to other industry participants); (iii) in and of itself, any change in the market price or trading volume of Company Common Stock; (iv) the taking of any action required or contemplated by this Agreement or to which Parent has given its written consent; (v) any changes or effects resulting from the actions of Parent or its Subsidiaries unless such actions were required pursuant to this Agreement; or (vi) any deterioration in the general financial condition or liquidity of the Company, except in connection with the loss of any material customer(s) or Intellectual Property or Intellectual Property rights of the Company after the date of this Agreement.

        The conditions in this Annex A are for the sole benefit of Parent, Sub and their respective affiliates and may be asserted by Parent or Sub, in whole or in part, at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise its rights under any of the conditions in this Annex A shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

        Should the Tender Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

EXHIBIT A

Form of Support Agreement

[ATTACHED]

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AGREEMENT AND PLAN OF MERGER by and among TRILOGY, INC., V ACQUISITION, INC. and VERSATA, INC.
December 7, 2005
TABLE OF CONTENTS
INDEX OF DEFINED TERMS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE TENDER OFFER
ARTICLE II THE MERGER
ARTICLE III DISSENTING SHARES; PAYMENT FOR SHARES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX MISCELLANEOUS
ANNEX A Conditions to the Tender Offer
EXHIBIT A Form of Support Agreement